SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                              IES INDUSTRIES INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- -------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- -------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- -------------------------------------------------------------------------------
(5)      Total fee paid:
- -------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $453,367
- -------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY and JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ALL ON FORM S-4 FILE NO. 333-07931
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(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- -------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996 and JULY 11, 1996
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          [LETTER TO SHAREHOLDERS FROM LEE LIU DATED AUGUST 19, 1996]


                               IES INDUSTRIES INC.




August 19, 1996

Dear IES Industries Shareholder:

I am pleased to inform you that the IES Board of Directors has approved revised terms of a merger agreement with WPL Holdings, Inc. and Interstate Power Company. Under the terms of the revised agreement, each share of IES common stock will be converted into 1.14 shares of the merged company, Interstate Energy Company. Under the former agreement, each IES common share was to be converted into 1.01 shares of Interstate Energy common stock. The exchange ratios for the other companies in the merger remain unchanged. Each share of Interstate Power common stock will be exchanged for 1.11 shares of Interstate Energy common stock and each share of WPL Holdings common stock will be converted into one share of Interstate Energy common stock.

Based on the closing price of WPL Holdings common stock on August 16, 1996, each share of IES common stock is valued at $36.05 per share under the new terms. In addition, based on WPL Holding's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial annual cash dividend of at least $2.25 for each share of IES common stock now held.

The revised agreement provides enhanced value to IES shareholders, giving them an even larger stake in a regional utility with excellent growth potential. By contrast, analysis of the proposal recently made by MidAmerican Energy makes clear that, contrary to public statements, the value of the MidAmerican proposal is substantially less than represented. Your Board recently rejected the MidAmerican proposal, concluding that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders.

In its analysis, your Board considered several factors, including: the recent trading history of MidAmerican stock; the fact that for most IES shareholders exercise of the cash option would entail adverse tax consequences; MidAmerican's ability to sustain its dividend, given its high payout ratio and the significant additional indebtedness it would incur under its proposal; the fact that even with the most rapid regulatory approval process, which we believe is unlikely, the MidAmerican transaction could take significantly longer to complete than the Interstate Energy transaction; and the fact that the MidAmerican transaction contemplates significant sales of assets to finance the transaction.



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We question how  MidAmerican  can afford the ambitious  promises it is making to shareholders and customers. By its own admission, its expected cost savings of $500 million over ten years are significantly below the $749 million in cost savings we anticipate over the same period under the Interstate Energy merger. In addition, if it is successful, MidAmerican will have to reduce reported earnings by hundreds of millions of dollars in increased depreciation and goodwill amortization. The financial burdens stemming from the acquisition premium and the increased depreciation and goodwill amortization will have to be paid by ratepaying customers and shareholders. Since the Interstate Energy transaction is an all stock deal, our shareholders and rate payers will not have to bear these burdens.

We appreciate your continued support. You should receive supplementary proxy material describing the terms of the revised Interstate Energy merger agreement shortly. The revised merger agreement will be voted upon at our Annual Meeting on September 5, 1996. If you have any questions, please contact our proxy solicitor, Georgeson & Company Inc., toll-free, at 1-800-223-2064.

Sincerely,


Lee Liu
Chairman of the Board
President & Chief Executive Officer




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